Exhibit 99.1

Graham Holdings Agrees to Sell
Its Investment in Classified Ventures to Gannett

WASHINGTON—August 5, 2014—Graham Holdings Company (NYSE: GHC) said today that the Company and its partners have entered into an agreement to sell their stake in Classified Ventures (CV) to Gannett Co., Inc. for a price that values CV at $2.5 billion. Gannett currently owns a 27% share of CV; Graham Holdings owns a 16.5% share. The transaction is expected to close before the end of 2014, subject to regulatory review.

CV, whose primary asset is www.cars.com, is a joint venture among A.H. Belo Corp., Gannett, Graham Holdings, McClatchy and Tribune Company.

About Graham Holdings Company (www.ghco.com)
Graham Holdings Company (NYSE: GHC) is a diversified education and media company whose principal operations include educational services, television broadcasting, cable systems and online, print and local TV news. The Company owns Kaplan, a leading global provider of educational services; Graham Media Group (WDIV–Detroit, KPRC–Houston, WKMG–Orlando, KSAT–San Antonio, WJXT–Jacksonville); Cable ONE, serving small-city subscribers in 19 midwestern, western and southern states; The Slate Group (Slate, Slate V, The Root); and Foreign Policy. The Company also owns Trove, a digital team focused on innovation and experimentation with emerging technologies; SocialCode, a leading social marketing solutions company; Celtic Healthcare; Forney Corporation; Joyce/Dayton Corp; and Residential Healthcare Group.

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Contact:	Rima Calderon
rima.calderon@ghco.com
(202) 334-6617